Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-265832, 333-254705, 333-236229, 333-232106, 333-226701, 333-218468, and 333-275250) and Form S-3 (No. 333-257640) of G1 Therapeutics, Inc. of our report dated February 28, 2024 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina
February 28, 2024